Exhibit 99.B(i)(3)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions of “Other Service Providers” and “Financial Highlights” in the Prospectus and to the incorporation by reference of our report dated December 23, 2015 on the financial statements and financial highlights of the Victory Strategic Allocation Fund included in the Annual Report to Shareholders for the fiscal year ended October 31, 2015 in the Post-Effective Amendment Number 134 to the Registration Statement (Form N-1A, No. 33-8982) filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Cincinnati, Ohio

December 28, 2015